Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated April 14, 2008 with respect to the consolidated financial statements and schedule (which report expressed an unqualified opinion and contains an explanatory paragraph relating to the change in the accounting for stock-based payments) and internal control over financial reporting of SeaChange International, Inc. included in the Annual Report on Form 10-K for the year ended January 31, 2008 which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports.

/s/ GRANT THORNTON LLP

Boston, Massachusetts

September 9, 2008